Exhibit 99.1

CONDENSED FINANCIAL STATEMENTS

OF

TOYS “R” US PROPERTY COMPANY II, LLC

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED JULY 31, 2010

TOYS “R” US PROPERTY COMPANY II, LLC

Item 1.	Financial Statements

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands )	July 31, 2010	January 30, 2010
ASSETS
Current Assets:
Cash	$10,464	$13,741
Net properties held for sale	-	978
Due from affiliates, net	442	258

Total current assets	10,906	14,977

Real Estate, Net:
Land	169,937	168,340
Buildings, net	174,655	176,287
Leasehold improvements, net	56,151	60,443

Total real estate, net	400,743	405,070

Straight-line rent receivable from affiliates	37,933	30,720
Debt issuance costs, net	25,803	27,287

	$475,385	$478,054

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Accrued interest and other current liabilities	$10,308	$13,647
Deferred related party revenue	-	243

Total current liabilities	10,308	13,890

Deferred rent liabilities	12,908	9,981
Long-term debt	715,339	714,849
Member’s deficit	(263,170)	(260,666)

	$475,385	$478,054

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In thousands )	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Rental revenues:
Base rents	$27,198	$18,431	$53,760	$36,862
Tenant reimbursements	3,214	3,353	6,546	6,639

Total revenues	30,412	21,784	60,306	43,501

Depreciation	3,027	3,149	6,089	6,308
Common area maintenance expenses	3,214	3,353	6,546	6,639
Rental expense	1,295	755	2,056	1,510
Other operating expenses, net	416	577	835	1,155

Total operating expenses	7,952	7,834	15,526	15,612

Operating earnings	22,460	13,950	44,780	27,889
Interest expense, net	16,460	3,701	33,014	7,509

Earnings from continuing operations	6,000	10,249	11,766	20,380
Earnings from discontinued operations	-	2,384	-	4,722

Net earnings	$6,000	$12,633	$11,766	$25,102

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	26 Weeks Ended
(In thousands )	July 31, 2010	August 1, 2009
Cash Flows from Operating Activities:
Net earnings	$11,766	$25,102
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	6,089	8,347
Amortization of debt issuance costs	1,746	1,689
Amortization of original issue discount	490	-
Changes in operating assets and liabilities:
Straight-line rent assets and deferred rent liabilities	(6,452)	(3,756)
Accrued interest and other current liabilities	(3,478)	1,838
Deferred related party revenue	(243)	(212)
Due from affiliates, net	(184)	925

Net cash provided by operating activities	9,734	33,933

Cash Flows from Investing Activities:
Increase in restricted cash	-	(1,818)

Net cash used in investing activities	-	(1,818)

Cash Flows from Financing Activities:
Capital contributions	1,238	-
Capitalized debt issuance/extension costs	(123)	-
Distributions	(14,126)	(32,115)

Net cash used in financing activities	(13,011)	(32,115)

Cash:
Net decrease during period	(3,277)	-
Cash at beginning of period	13,741	-

Cash at end of period	$10,464	$-

Supplemental Disclosure of Cash Flow Information:
Interest paid	$32,696	$6,896

Non-Cash Financing Information
Decrease in carrying value of net assets previously acquired	$(2,166)	$-
Contribution of properties, net	$784	$-

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

CONDENSED STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(Unaudited)

(In thousands)	Member’s Deficit
Balance, January 31, 2009	$(193,086)
Net earnings for the period	25,102

Total comprehensive income	25,102
Distributions	(32,115)

Balance, August 1, 2009	$(200,099)

Balance, January 30, 2010	$(260,666)
Net earnings for the period	11,766

Total comprehensive income	11,766
Capital contributions	1,238
Contribution of properties, net	784
Adjustment to the carrying value of net assets previously acquired	(2,166)
Distributions	(14,126)

Balance, July 31, 2010	$(263,170)

See Notes to Condensed Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC (“TRU Propco II”)), except as expressly indicated or unless the context otherwise requires. TRU Propco II was formed on July 21, 2005 as part of a legal reorganization of the businesses of Toys “R” Us, Inc. (“TRU”). TRU owns or licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are ultimately owned by TRU through our indirect parent, Toys “R” Us-Delaware, Inc. (“Toys-Delaware”), to whom we lease or sublease substantially all of our properties and from whom we derive substantially all of our revenues and cash flows.

As a result of the reorganization, the Company received, as contributions from Toys-Delaware and other affiliates, certain properties which we now lease to Toys-Delaware. As the reorganization was between entities under common control, the net assets transferred were recorded at their historical costs.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries. MPO Holdings, LLC (“MPO”) was directly owned by TRU and also leased or subleased substantially all of its 46 properties to Toys-Delaware. MPO was also formed on July 21, 2005 as a result of the reorganization referred to above and received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we are required to reflect the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs. Additionally, in connection with the Transaction, we transferred six properties to Toys-Delaware in exchange for a portion of the properties formerly owned by MPO (refer to Note 3 entitled “Discontinued operations” for further details). As a result of the Transaction, we now own or lease a total of 129 properties in the United States all of which we lease or sublease to Toys-Delaware.

The Condensed Balance Sheets as of July 31, 2010 and January 30, 2010, the Condensed Statements of Operations, the Condensed Statements of Cash Flows and the Condensed Statements of Changes in Member’s Deficit for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Balance Sheet at January 30, 2010, presented herein, has been derived from our audited balance sheet in our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the financial statements and footnotes thereto included within our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, as well as the registration statement under the Securities Act of 1933 which was filed on August 4, 2010. The results of operations for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 are not necessarily indicative of operating results of the full year.

Prior Period Correction

In the second quarter of fiscal 2010, we recorded an approximate $3 million adjustment to increase Deferred rent liabilities on our Condensed Balance Sheet to correct a cumulative prior period straight-line lease accounting error. A portion of this correction related to the understatement of straight-line lease expense that occurred prior to the fiscal 2005 reorganization transactions when the related assets were sold to us from affiliates. As a result, the carrying value of the net assets sold to us during these transactions was overstated by approximately $2 million and was recorded as an increase in Member’s Deficit. The remaining portion of the correction of approximately $1 million increased Rental expense on the Condensed Statement of Operations. In addition, in connection with our master lease agreements, a corresponding correcting adjustment was recorded of approximately $1 million to increase Base rents on the Condensed Statement of Operations and Straight-line rent receivable from affiliates on the Condensed Balance Sheet for the period subsequent to the fiscal 2005 reorganization. Management concluded that this correction did not have a material impact on the current or any previously reported financial statements.

Subsequent Events

We have performed an evaluation of subsequent events through September 14, 2010, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Real estate, net

(In thousands)	July 31, 2010	January 30, 2010

Land	$169,937	$168,340
Buildings	273,285	273,059
Capital improvements	132,173	134,268

	575,395	575,667
Less: accumulated depreciation	(174,652)	(170,597)

Total	$400,743	$405,070

Net properties held for sale

The following asset was classified as held for sale:

(In thousands)	January 30, 2010

Land	$332
Buildings	841
Leasehold improvements	489

1,662
Less: accumulated depreciation	(684)

Total	$978

The above classified as Net properties held for sale on the Condensed Balance Sheet as of January 30, 2010 has been distributed to our indirect parent, Toys-Delaware in exchange for a contribution of properties. These transactions resulted in a Contribution of properties, net of approximately $1 million which has been recorded in our Condensed Statement of Changes in Member’s Deficit as of July 31, 2010.

3. Discontinued operations

On November 20, 2009, we transferred six properties, including four distribution centers to Toys-Delaware (the “Transferred Properties”) and received in exchange a portion of the properties formerly owned by MPO. The carrying amount of the net assets transferred out was approximately $149 million. We have reported the operating results for the Transferred Properties as Earnings from discontinued operations in our Condensed Statements of Operations for the thirteen and twenty-six weeks ended August 1, 2009.

The operating results of discontinued operations through November 20, 2009 were derived from our historical financial information and have been segregated from continuing operations and reported separately in the Condensed Statement of Operations for the thirteen and twenty-six weeks ended August 1, 2009. These amounts have been summarized for fiscal periods presented below:

Thirteen weeks ended August 1,2009:

(In thousands)
Total revenues	$4,930

Earnings from discontinued operations	$2,384

Twenty-six weeks ended August 1, 2009:

(In thousands )
Total revenues	$9,860

Earnings from discontinued operations	$4,722

4. Long-term debt

On November 20, 2009, we completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments and create liens. The indenture governing the Secured Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments.

On August 4, 2010, pursuant to a registration rights agreement that we entered into in connection with the offering of the Secured Notes, we filed a registration statement under the Securities Act of 1933 for an exchange offer for the Secured Notes. As of the date of this filing, this registration statement had not been declared effective.

Refer to the annual financial statements included within our registration statement filed on August 4, 2010 for further details on indebtedness.

As of each of July 31, 2010 and January 30, 2010, the carrying value of our debt was $715 million, with fair values of approximately $761 million and $747 million, respectively. The fair values of our long-term debt are estimated using the quoted market prices for the same or similar issues.

5. Member’s deficit

Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of TRU, is the direct owner of 100% of the limited liability company interest in us. We evaluate our cash balances on an ongoing basis and periodically distribute cash to our parent companies. During the twenty-six weeks ended July 31, 2010, we made cash distributions of $12 million and $2 million in dividends and return of capital, respectively. During the twenty-six weeks ended August 1, 2009, we made cash distributions of $25 million and $7 million in dividends and return of capital, respectively.

During the twenty-six weeks ended August 31, 2009, MPO made cash distributions of $6 million and $2 million in dividends and return of capital, respectively.

During the twenty-six weeks ended July 31, 2010, we received a capital contribution of approximately $1 million from Giraffe Junior Holdings, LLC.

As described in Note 1 entitled “Basis of presentation,” we have recorded an approximate $2 million Adjustment to the carrying value of net assets previously acquired on the Condensed Statement of Changes in Member’s Deficit to correct the initial carrying value of net assets contributed to us as part of the fiscal 2005 reorganization transactions. Management concluded that this correction did not have a material impact on the current or any previously reported financial statements.

Additionally, during the twenty-six weeks ended July 31, 2010, we received a contribution of properties of approximately $0.8 million from our indirect parent, Toys-Delaware. Refer to Note 2 entitled “Real estate, net” for further details.

6. Related party transactions

Rental Revenues

Our rental revenue reflected in these Condensed Financial Statements was derived from leasing arrangements we have entered into with Toys-Delaware. The master lease agreements provided for Toys-Delaware to reimburse us for property related costs including real estate taxes and common area maintenance charges. Some of these costs are directly paid by Toys-Delaware and we record such costs both as an expense and a tenant reimbursement. During the thirteen weeks ended July 31, 2010 and August 1, 2009, we earned related party Base rent revenues of approximately $27 million and $22 million, respectively. During the twenty-six weeks ended July

31, 2010 and August 1, 2009, we earned related party Base rent revenues of approximately $54 million and $45 million, respectively. In addition, under our leasing arrangements with Toys-Delaware, during the thirteen weeks ended July 31, 2010 and August 1, 2009, we recorded Tenant reimbursements of approximately $3 million and $4 million, respectively, and during the twenty-six weeks ended July 31, 2010 and August 1, 2009, we recorded Tenant reimbursements of approximately $7 million and $9 million, respectively.

Management Service Fees

Toys-Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to TRU, other affiliates and us under a Domestic Service Agreement (“Agreement”). The costs are based on a formula for each affiliate, as defined in the Agreement. During each of the thirteen week periods ended July 31, 2010 and August 1, 2009, the amount charged to us for these services was less than $1 million. During each of the twenty-six week periods ended July 31, 2010 and August 1, 2009, the amount charged to us for these services was approximately $1 million.

Additionally, during the twenty-six weeks ended July 31, 2010, we received a contribution of properties of approximately $0.8 million from our indirect parent, Toys-Delaware. Refer to Note 2 entitled “Real estate, net” for further details.

7. Due from affiliates, net

As of July 31, 2010 and January 30, 2010, Due from affiliates, net of less than $1 million, respectively, primarily represents base rents owed to us by Toys-Delaware.

8. Recent accounting pronouncements

In March 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. The adoption of ASU 2010-11 is not expected to have a material impact on the Condensed Financial Statements.

Item 2.         Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC (“TRU Propco II”)), except as expressly indicated or unless the content otherwise requires. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Condensed Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business

We are a special purpose entity owned indirectly by Toys “R” Us – Delaware, Inc (“Toys-Delaware”). We own fee and leasehold interests in 129 properties in various retail markets throughout the United States. Under an operating company/property company structure, we lease these properties on a triple-net basis to Toys-Delaware, the operating entity for all of Toys “R” Us, Inc.’s (“TRU”) North American businesses. Substantially all of our revenues and cash flows are derived from payments from Toys-Delaware under the Amended and Restated Master Lease Agreement (the “TRU Propco II Master Lease”). For quarterly financial statements and other information about our master tenant, Toys-Delaware, see exhibit number 99.2 within the Current Report on Form 8-K furnished by TRU on September 14, 2010.

Results of Operations

Earnings from Continuing Operations

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009	$ Change	% Change
Earnings from continuing operations	$ 6,000	$ 10,249	$ (4,249)	(41.5)%	$ 11,766	$ 20,380	$ (8,614)	(42.3)%

Earnings from continuing operations decreased by $4.2 million, or 41.5%, to $6.0 million for the thirteen weeks ended July 31, 2010, compared to $10.2 million for the thirteen weeks ended August 1, 2009. Earnings from continuing operations decreased primarily due to an increase of $12.8 million in Interest expense, net, partially offset by an increase of $8.6 million in Total revenues due primarily to an increase in Base rents.

Earnings from continuing operations decreased by $8.6 million, or 42.3%, to $11.8 million for the twenty-six weeks ended July 31, 2010, compared to $20.4 million for the twenty-six weeks ended August 1, 2009. Earnings from continuing operations decreased primarily due to an increase of $25.5 million in Interest expense, net, partially offset by an increase of $16.8 million in Total revenues due primarily to an increase in Base rents.

Total Revenues
	13 Weeks Ended				26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009	$ Change	% Change
Total revenues	$ 30,412	$ 21,784	$ 8,628	39.6%	$ 60,306	$ 43,501	$ 16,805	38.6%

Total revenues increased by $8.6 million, or 39.6%, to $30.4 million for the thirteen weeks ended July 31, 2010, compared to $21.8 million for the thirteen weeks ended August 1, 2009, and increased by $16.8 million, or 38.6%, to $60.3 million for the twenty-six weeks ended July 31, 2010, compared to $43.5 million for the twenty-six weeks ended August 1, 2009. The increases in both periods were primarily due to increases in Base rents as a result of the amendments in the TRU Propco II Master Lease on November 20, 2009 and a $0.6 million straight-line lease accounting non-cash charge related to prior periods

Depreciation
	13 Weeks Ended				26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009	$ Change	% Change
Depreciation	$ 3,027	$ 3,149	$ (122)	(3.9)%	$ 6,089	$ 6,308	$ (219)	(3.5)%

Depreciation decreased by $0.1 million, or 3.9%, to $3.0 million for the thirteen weeks ended July 31, 2010, compared to $3.1 million for the thirteen weeks ended August 1, 2009, and decreased by $0.2 million, or 3.5%, to $6.1 million for the twenty-six weeks ended July 31, 2010, compared to $6.3 million for the twenty-six weeks ended August 1, 2009.

Common Area Maintenance Expenses

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009	$ Change	% Change
Common area maintenance expenses	$ 3,214	$ 3,353	$ (139)	(4.1)%	$ 6,546	$ 6,639	$ (93)	(1.4)%

Common area maintenance expenses decreased by $0.1 million, or 4.1%, to $3.2 million for the thirteen weeks ended July 31, 2010, compared to $3.3 million for the thirteen weeks ended August 1, 2009, and decreased by $0.1 million, or 1.4%, to $6.5 million for the twenty-six weeks ended July 31, 2010, compared to $6.6 million for the twenty-six weeks ended August 1, 2009. These expenses are fully reimbursed by our tenant under the TRU Propco II Master Lease, and are reflected in Tenant reimbursements, which is a component of Total revenues.

Rental Expense

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009	$ Change	% Change
Rental expense	$ 1,295	$ 755	$ 540	71.5%	$ 2,056	$ 1,510	$ 546	36.2%

Rental expense increased by $0.5 million, or 71.5%, to $1.3 million for the thirteen weeks ended July 31, 2010, compared to $0.8 million for the thirteen weeks ended August 1, 2009, and increased by $0.5 million, or 36.2%, to $2.0 million for the twenty-six weeks ended July 31, 2010, compared to $1.5 million for the twenty-six weeks ended August 1, 2009. The increases for both periods were primarily due to a $0.6 million straight-line lease accounting non-cash charge related to prior periods. These expenses are fully reimbursed by our tenant under the TRU Propco II Master Lease, and are reflected in Base rents, which is a component of Total revenues.

Other Operating Expenses, net

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009	$ Change	% Change
Other operating expenses, net	$ 416	$ 577	$ (161)	(27.9)%	$ 835	$ 1,155	$ (320)	(27.7)%

Other operating expenses, net decreased by $0.2 million, or 27.9%, to $0.4 million for the thirteen weeks ended July 31, 2010, compared to $0.6 million for the thirteen weeks ended August 1, 2009, and decreased by $0.3 million, or 27.7%, to $0.8 million for the twenty-six weeks ended July 31, 2010, compared to $1.1 million for the twenty-six weeks ended August 1, 2009. The decreases in both periods were primarily due to decreases in management service fees. See Note 6 to the Condensed Financial Statements entitled “Related party transactions” for further details.

Interest Expense, net

	13 Weeks Ended				26 Weeks Ended
($ In thousands)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009	$ Change	% Change
Interest expense, net	$ 16,460	$ 3,701	$ 12,759	344.7%	$ 33,014	$ 7,509	$ 25,505	339.7%

Interest expense, net increased by $12.8 million, or 344.7%, to $16.5 million for the thirteen weeks ended July 31, 2010, compared to $3.7 million for the thirteen weeks ended August 1, 2009, and increased by $25.5 million, or 339.7%, to $33.0 million for the twenty-six weeks ended July 31, 2010, compared to $7.5 million for the twenty-six weeks ended August 1, 2009. The increases in Interest expense, net were primarily due to higher effective interest rates related to the Secured Notes, partially offset by a reduction in average debt balances due to the prior year refinancing.

Earnings from Discontinued Operations

	13 Weeks Ended				26 Weeks Ended
($ In thousands )	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009	$ Change	% Change
Earnings from discontinued operations	$-	$2,384	$(2,384)	(100)%	$-	$4,722	$(4,722)	(100)%

Earnings from discontinued operations decreased by $2.4 million, or 100%, for the thirteen weeks ended July 31, 2010, compared to the thirteen weeks ended August 1, 2009, and decreased by $4.7 million, or 100%, for the twenty-six weeks ended August 1, 2009. The decreases were due to the operations of the six properties transferred to Toys-Delaware being included in our operating results for the thirteen and twenty-six weeks ended August 1, 2009, respectively, while no longer being included in current year operating results as they were sold on November 20, 2009. See Note 3 to the Condensed Financial Statements entitled “Discontinued operations” for further details.

Liquidity and Capital Resources

Overview

As of July 31, 2010, we were in compliance with all of our covenants related to the Secured Notes.

Our largest source of operating cash flows is cash collections from our lessee, Toys-Delaware. In general, we utilize our cash to service debt, pay normal operating costs and, at the discretion of our board of directors and as permitted by the indenture governing the Secured Notes, declare and pay dividends to our indirect parent, Toys-Delaware. We have been able to meet our operating cash needs principally by using cash on hand and cash flows from operations and we believe that cash generated from operations along with existing cash will be sufficient to fund expected cash flow requirements for the next twelve months.

Cash Flows

	26 Weeks Ended
(In thousands)	July 31, 2010	August 1, 2009	$ Change
Net cash provided by operating activities	$9,734	$33,933	$(24,199)
Net cash used in investing activities	-	(1,818)	1,818
Net cash used in financing activities	(13,011)	(32,115)	19,104

Net decrease during period in cash	$(3,277)	$-	$(3,277)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for the twenty-six weeks ended July 31, 2010 was $9.7 million, a decrease of $24.2 million compared to the same period last year. The decrease in cash provided by operating activities was primarily due to higher effective interest rates, which resulted in a $25.8 million increase in interest payments made during the period.

Cash Flows Used in Investing Activities

Net cash used in investing activities for the twenty-six weeks ended July 31, 2010 decreased by $1.8 million compared to the same period last year. The decrease in net cash used in investing activities was due to the release of all restricted cash.

Cash Flows Used in Financing Activities

Net cash used in financing activities for the twenty-six weeks ended July 31, 2010 was $13.0 million, a decrease of $19.1 million compared to the same period last year. The decrease in net cash used in financing activities was primarily due to a decrease of $18.0 million in Distributions and an increase in Capital contributions of $1.2 million.

Debt

During the thirteen weeks ended July 31, 2010, there have been no significant changes to our debt structure. Refer to Note 4 to our Condensed Financial Statements entitled “Long-term debt” for further details related to our debt structure.

Subsequent event

On August 4, 2010, pursuant to a registration rights agreement that we entered into in connection with the November 2009 offering of the 8.50% Senior Secured Notes, due fiscal 2017, we filed a registration statement under the Securities Act of 1933. As of the date of this filing, this registration statement had not been declared effective.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest and operating leases related to real estate used in the operation of our business. Refer to the “Contractual Obligations and Commitments” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, for details on our contractual obligations and commitments.

Critical Accounting Policies

Our Condensed Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Financial Statements. Refer to the “Critical Accounting Policies” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report furnished as an exhibit to TRU’s Form 8-K filed on April 30, 2010 for the fiscal year ended January 30, 2010, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 did not have impact on the Condensed Financial Statements.

Refer to Note 8 to the Condensed Financial Statements entitled “Recent accounting pronouncements” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our Condensed Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, future financial or operational performance, anticipated cost savings, results of restructurings, cash generated from operating activities, anticipated developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of Toys-Delaware’s business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we and Toys-Delaware conduct our business, Toys-Delaware’s ability to implement its strategy, our, Toys-Delaware’s and TRU’s respective substantial level of indebtedness and related debt-service obligations and the covenants in their and our respective debt agreements, availability of adequate financing to us, Toys-Delaware and TRU, Toys-Delaware’s dependence on key vendors of merchandise, international events affecting the delivery of toys and other products to Toys-Delaware’s stores, and such risks, uncertainties and factors associated with ours, Toys-Delaware’s and TRU’s business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.